AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 21, 2008

                                                     REGISTRATION NO. 333-150197
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 2 TO
                                    FORM F-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         RADA ELECTRONIC INDUSTRIES LTD.
             (Exact name of Registrant as specified in its charter)

            ISRAEL                                        NOT APPLICABLE
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                          Identification No.)

                        RADA ELECTRONIC INDUSTRIES LTD.
                            7 GIBOREI ISRAEL STREET
                             NETANYA 42504, ISRAEL
                             TEL: (972)(9) 892-1111
   (Address and telephone number of Registrant's principal executive offices)

                           ---------------------------

                         RADA ELECTRONIC INDUSTRIES LTD.
                             7 GIBOREI ISRAEL STREET
                              NETANYA 42504, ISRAEL
                             TEL: (972)(9) 892-1111
                           (Name of agent for service)

                           ---------------------------

      COPIES OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO AGENT
                        FOR SERVICE, SHOULD BE SENT TO:

  STEVEN J. GLUSBAND, ESQ.                            SARIT MOLCHO, ADV.
   KARMIT S. GALILI, ESQ.
CARTER LEDYARD & MILBURN LLP                     S. FRIEDMAN & CO., ADVOCATES
       2 WALL STREET                                  25 HAMERED STREET
     NEW YORK, NY 10005                             TEL AVIV, ISRAEL 68125
     TEL: 212-238-8605                              TEL: (972)(3) 796-1500
     FAX: 212-732-3232                              FAX: (972)(3) 796 1501

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                           ---------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                EXPLANATORY NOTE

     The sole purpose of this Amendment No. 2 to the Registration Statement on Form F-3 of RADA Electronic Industries Ltd. (the "Company") is to file Exhibit
5.1 to the Registration Statement on Form F-3 filed by the Company on April 11, 2008 (File No. 333-150197) (as amended on May 5, 2008, the "Registration Statement"). No change is made to the preliminary prospectus constituting Part I of the Registration Statement or Items 8, 9 (except with respect to the Exhibits) and 10 of Part II of the Registration Statement. Accordingly, this Amendment consists of only the facing page, this Explanatory Note, Part II, the signature page, the Exhibit Index and Exhibit 5.1.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     EXCULPATION OF OFFICE HOLDERS

     The Israeli Companies Law provides that an Israeli company cannot exculpate an office holder from liability with respect to a breach of his or her duty of loyalty. If permitted by its articles of association, a company may exculpate in advance an office holder from his or her liability to the company, in whole or in part, with respect to a breach of his or her duty of care. However, a company may not exculpate in advance a director from his or her liability to the company with respect to a breach of his duty of care in the event of distributions.

     INSURANCE OF OFFICE HOLDERS

     The Israeli Companies Law provides that a company may, if permitted by its articles of association, enter into a contract to insure office holders in respect of liabilities incurred by the office holder with a respect to an act performed in his or her capacity as an office holder, as a result of:

     o a breach of the office holder's duty of care to the company or to another person;

     o a breach of the office holder's duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that his or her act would not prejudice the company's interests; or

     o a financial liability imposed upon the office holder in favor of another person.

     INDEMNIFICATION OF OFFICE HOLDERS

     The Israeli Companies Law provides that a company may, if permitted by its articles of association, indemnify an office holder for acts or omissions performed by the office holder in such capacity for:

     o a monetary liability imposed on the office holder in favor of another person by any judgment, including a settlement or an arbitrator's award approved by a court;

     o reasonable litigation expenses, including attorney's fees, actually incurred by the office holder as a result of an investigation or proceeding instituted against him or her by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against the office holder or the imposition of any monetary liability in lieu of criminal proceedings, or concluded without the filing of an indictment against the office holder and a monetary liability was imposed on the officer holder in lieu of criminal proceedings with respect to a criminal offense that does not require proof of criminal intent; and

     o reasonable litigation expenses, including attorneys' fees, incurred by the office holder or which were imposed on him or her by a court, in an action instituted by the company or on the company's behalf or by another person, against the office holder, or in a criminal charge from which he was acquitted, or in a criminal proceeding in which the office holder was convicted of a criminal offense which does not require proof of criminal intent.

     In accordance with the Israeli Companies Law, a company's articles of association may permit the company to:

     o prospectively undertake to indemnify an office holder, except that with respect to a monetary liability imposed on the office holder by any judgment, settlement or court-approved arbitration award, the undertaking must be limited to types of events which the company's board of directors deems foreseeable considering the company's actual operations at the time of the undertaking, and to an amount or standard that the board of directors has determined as reasonable under the circumstances.

     o    retroactively indemnify an office holder of the company.

     LIMITATIONS ON EXCULPATION, INSURANCE AND INDEMNIFICATION

     The Israeli Companies Law provides that neither a provision of the articles of association permitting the company to enter into a contract to insure the liability of an office holder, nor a provision in the articles of association or a resolution of the board of directors permitting the indemnification of an office holder, nor a provision in the articles of association exculpating an office holder from duty to the company shall be valid, where such insurance, indemnification or exculpation relates to any of the following:

     o a breach by the office holder of his duty of loyalty unless, with respect to insurance coverage or indemnification, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

     o a breach by the office holder of his duty of care if such breach was committed intentionally or recklessly, unless the breach was committed only negligently.

     o any act or omission done with the intent to unlawfully yield a personal benefit; or

     o    any fine or forfeiture imposed on the office holder.

     Pursuant to the Israeli Companies Law, exculpation of, procurement of insurance coverage for, and an undertaking to indemnify or indemnification of, our office holders must be approved by our audit committee and our board of directors and, if the office holder is a director, also by our shareholders.

     Our Articles of Association allow us to insure, indemnify and exempt our office holders to the fullest extent permitted by law, subject to the provisions of the Israeli Companies Law. We currently maintain a directors and officers liability insurance policy with a per claim and aggregate coverage limit of $7.5 million.

ITEM 9. EXHIBITS

     (a)  EXHIBITS

          Exhibit No.      Description of Exhibit
          -----------      ----------------------

            4.1            Memorandum of Association of the Registrant (1)

            4.2            Articles of Association of the Registrant (1)

            4.3            Specimen of Ordinary Share Certificate (1)

            4.4            Form of Amendment and Exchange Agreement dated
                           June 29, 2007 (2)

            4.5            Form of Extended Warrant dated June 29, 2007 (3)

            4.6            Form of Repriced and Extended Warrant dated June 29,
                           2007 (4)

            4.7 Form of Amendment to Amendment and Exchange Agreement dated June 29, 2007 (5)

            4.8            Form of Convertible Note dated December 10, 2007 (6)

            4.9            Form of Warrant dated December 10, 2007 (7)

            4.10           Form of Registration Rights Agreement dated
                           December 10, 2007 (8)

            5.1 Opinion of S. Friedman & Co., Advocates regarding legality of the securities being registered

           23.1 Consent of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global *

           23.2            Consent of S. Friedman & Co., Advocates (included in
                           Exhibit 5 hereto)


----------

* Previously filed


(1) Previously filed as an exhibit to the Annual Report on Form 20-F for the year ended December 31, 2000 and incorporated herein by reference.

(2) Filed as Exhibit 4.4 to the registrant's Registration Statement on Form F-3, file number 333-150197, and incorporated herein by reference.

(3) Filed as Exhibit 4.5 to the registrant's Registration Statement on Form F-3, file number 333-150197, and incorporated herein by reference.

(4) Filed as Exhibit 4.6 to the registrant's Registration Statement on Form F-3, file number 333-150197, and incorporated herein by reference.

(5) Filed as Exhibit 4.7 to the registrant's Registration Statement on Form F-3, file number 333-150197, and incorporated herein by reference.

(6) Filed as Exhibit 4.8 to the registrant's Registration Statement on Form F-3, file number 333-150197, and incorporated herein by reference.

(7) Filed as Exhibit 4.9 to the registrant's Registration Statement on Form F-3, file number 333-150197, and incorporated herein by reference.

(8) Filed as Exhibit 4.10 to the registrant's Registration Statement on Form F-3, file number 333-150197, and incorporated herein by reference.


ITEM 10. UNDERTAKINGS

The undersigned Registrant hereby undertakes as follows:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement.

          Provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the Registration Statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     (5) (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

     (B) Each prospectus required to be filed pursuant to Rule 424(b)(2),
(b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

     (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (7) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the provisions described in Item 8 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it complies with all of the requirements for filing on Form F-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Netanya, Israel, on May 21, 2008.


                                                     By: /s/ Zvi Alon
                                                     ----------------
                                                     Zvi Alon
                                                     Chief Executive Officer


     Pursuant to the requirements of the Securities Act, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on May 21, 2008.


     Signature                               Title
     ---------                               -----

           *                                 Chairman of the Board and President
     -------------------
     Herzle Bodinger

     /s/ Zvi Alon                            Chief Executive Officer
     ------------
     Zvi Alon

     /s/ Shiri Lazarovich                    Chief Financial Officer
     --------------------
     Shiri Lazarovich

           *                                 Director
     ---------------
     Adrian Berg

           *                                 Director
     ----------------------
     Roy Kui Chuen Chan

           *                                 Director
     -------------------
     Ben Zion Gruber

           *                                 Director
     ----------------------
     Michael Letchinger

           *                                 Outside Director
     --------------
     Eli Akavia

           *                                 Outside Director
     -------------
     Nurit Mor

* By: /s/ Shiri Lazarovich
  ------------------------
  Shiri Lazarovich
  (Attorney-in-fact)